UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 15, 2010

BEKEM METALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Utah	000-50218	87-0669131
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification Number)

Sankibai Batyr Ave., 14D, Aktobe, Kazakhstan
(Address of principal executive offices)

030000
(Zip code)

+7 (7132) 55-75-54
(Registrant’s telephone number, including area code)

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On December 15, 2010, Bekem Metals, Inc. (the “Company”) entered into a Loan and Option Agreement (the “Loan Agreement”) with Techgroup Finance Limited, an international business company incorporated under the laws of the British Virgin Islands (“Techgroup”).  Pursuant to the Loan Agreement, Techgroup will make a loan to the Company in the amount of $500,000.  The loan accrues interest at 15% per annum, compounded annually.  The loan matures on May 31, 2011, unless earlier satisfied or extended at the discretion of Techgroup.  The interest rate on the loan will automatically increase to 20% per annum in the event of a default under the Loan Agreement.  The loan constitutes a direct, interest bearing obligation of the Company.

The Loan Agreement provides that Techgroup may, at its option, at any time following receipt of required consents and waivers from certain Kazakhstani governmental agencies as provided in the Loan Agreement, elect to acquire shares of the Company common stock, par value $.001 per share (the “Common Stock”) in satisfaction of the loan.  The Company has covenanted to use its best efforts to promptly obtain the required consents and waivers described in the Loan Agreement.

Under the Loan Agreement, Techgroup could elect to acquire the number of shares of Common Stock equal to (x) the entire outstanding principal balance of the Loan plus (y) the amount of any accrued interest due under this Loan, as of the date of exercise of the option, divided by (z) the Exercise Price, in exchange for cancellation of the outstanding obligations of the Company to Techgroup. The Exercise Price is $0.0029.  The Exercise Price may be adjusted, as set forth in the Loan Agreement, in the event of subdivisions, combinations and other issuances, reclassifications, reorganizations, consolidations, mergers and other changes, or in the event the Company issues securities at a price below the Exercise Price.  If Techgroup exercises its option to acquire Common Stock in satisfaction of the loan, it is anticipated that following such exercise, Techgroup would own approximately 57% of the then outstanding shares of Common Stock of the Company, which would result in a change in control of the Company.

Neither Techgroup’s option to acquire shares of the Company’s Common Stock, nor the Common Stock issuable upon Techgroup’s exercise of this option have been registered under the Securities Act of 1933, as amended, (the “Securities Act”).  The option to acquire shares and any Common Stock that would be issued in the event Techgroup elects to accept Common Stock in satisfaction of the loan were offered and sold to Techgroup in accordance with Regulation D under the Securities Act.

Pursuant to the Loan Agreement, the Company has covenanted to promptly, and in any event, within 120 days after the date of the Loan Agreement, terminate the registration of its Common Stock under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and suspend its reporting obligations under the Exchange Act.

The Loan Agreement grants Techgroup a right of first refusal to purchase any equity securities offered for sale by the Company for so long as Techgroup, or its affiliates, own or have the right to acquire, a majority of the shares of Common Stock of the Company.  The Loan Agreement contains other customary affirmative and negative covenants, as well as customary events of default.

On December 15, 2010, the Company also entered into a Pledge Agreement with Techgroup (the “Pledge Agreement”).  The Pledge Agreement shall become effective immediately at such time as the Company receives the required consent from the Ministry of Industry and New Technology of the Republic of Kazakhstan.

The Pledge Agreement secures payment and performance by the Company of its obligations under the Loan Agreement and grants Techgroup a security interest in 65% of of all classes of voting capital stock of the Company’s wholly owned subsidiary, Kazakh Metals, Inc. (the “Collateral”).  The Pledge Agreement contains customary affirmative and negative covenants, as well as customary events of default.  Techgroup may exercise its rights under the Pledge Agreement in the event of a default under either the Loan Agreement or the Pledge Agreement.

The Pledge Agreement creates a continuing security interest in the Collateral and shall remain in full force and effect until payment in full of the Company’s obligations under the Loan Agreement and the obligation of Techgroup to extend the loan has expired. Upon payment in full of the Company’s obligations under the Loan Agreement and expiration of Techgroup’s obligation to extend the loan, Techgroup’s rights and interest in the Collateral shall terminate and the Collateral shall revert to the Company.

The descriptions of the Loan and Option Agreement and the Pledge Agreement in this Current Report are only summaries of those agreements and are qualified in their entirety by reference to the terms of the Loan and Option Agreement and the Pledge Agreement, copies of which are attached as exhibits to this Current Report.

Other than in respect of the Loan and Option Agreement and the Pledge Agreement, neither the Company, nor any of its affiliates has a material relationship with Techgroup Finance Limited.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.32	Loan and Option Agreement, dated December 15, 2010, between Bekem Metals, Inc. and Techgroup Finance Limited

Exhibit 10.33	Pledge Agreement, dated December 15, 2010, between Bekem Metals, Inc. and Techgroup Finance Limited

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEKEM METALS, INC.

Date: December 17, 2010	By:	/s/ Serik Bazarbayev
Serik Bazarbayev
Chief Executive Officer